UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2012

RAMTRON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of principal executive offices)	(Zip Code)

Delaware	0-17739	84-0962308
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (719) 481-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02        DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) Effective June 14, 2012, Ramtron International Corporation (the “Company”) entered into Amendment No. 1 of the Second Amended and Restated Change in Control Agreement with Eric Balzer, the Company’s Chief Executive Officer, Amendment No. 1 of the Change in Control Severance Agreement with Peter Zimmer, the Company’s Vice President Worldwide Sales & Applications, and Change in Control Severance Agreements with Gery Richards, the Company’s Chief Financial Officer, Ying Shiau, the Company’s Executive Vice President, Operations, Product/Test Engineering & Quality, and other executive officers (each referred to as the “Executive,” and their respective agreements referred to as the “Agreements”). A copy of each of the Agreements entered into with Named Executive Officers is included as an exhibit to this Current Report, and is incorporated herein by reference. The following discussion of terms of the Agreements is qualified in its entirety by reference to the Agreements.

The new Agreements have a two-year term (provided, however, the term is extended for thirteen months following a “Change in Control” (as defined in the Agreement) or, if later, until all payments and benefits provided for under the applicable Agreement have been provided to the Executive) and provide for a severance payment and continued benefits (or, in certain instances, cash in lieu of continued benefits), if the Executive’s employment terminates under certain circumstances in connection with a Change in Control of the Company. The three-year term of the initial agreements with Mr. Balzer and Mr. Zimmer are not modified by the amendments to their agreements (such three-year term commenced on August 31, 2011).

Under the terms of the Agreements, if the Executive terminates his employment for “Good Reason,” or the Company terminates the Executive’s employment other than for “Cause” (as defined in the Agreements) during the period commencing on the sixtieth (60th) calendar day prior to a Change in Control and ending on the first anniversary of the Change in Control, the Executive shall be entitled to receive, in lieu of any severance benefits to which the Executive may otherwise be entitled under any severance plan or program of the Company, the following, payable in equal monthly installments over the twelve (12) month period commencing on the sixty-first (61st) day after the Executive’s Termination and subject to conditions as provided in the Agreements included execution and non-revocation of a release of claims and compliance with non-competition obligations:

1.	The Executive’s earned but unpaid base salary through the date of termination, together with all other amounts (including bonuses) and benefits to which the Executive is entitled under any benefit or bonus plan of the Company earned but unpaid at the time of termination;

2.	Severance pay in an amount equal to the Executive’s annual base salary multiplied by two-and-one-half (for Mr. Balzer), by two (for Mr. Zimmer and one other Executive), one-and-one-half (for Mr. Richards, Mr. Shiau, and certain other Executives), or by one (for certain other Executives), with base salary determined as of the first day of the year in which the Change in Control occurs;

3.	For the period beginning on the date of termination and ending 12 months (18 months for Mr. Balzer and Mr. Zimmer) following the date of termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage and without a preexisting condition limitation or exclusion with respect to the Executive), the Company shall pay for and provide the Executive and his dependents with healthcare benefits, on a tax-free basis, that are substantially the same as the benefits provided to the Executive immediately prior to the date of termination; provided, however, if the Company determines such Company-provided benefits violates applicable law, the Company instead will provide a lump sum cash payment in an amount equal to 12 multiplied by the amount Executive would be required to pay on a monthly basis if Executive elected to continue benefits under applicable law (generally referred to as continuing benefits under COBRA);

4.	All restricted stock or other equity incentive awards held by Executive will become vested and all stock options will become exercisable.

In the event Executive is subject to excise taxation under Section 4999 of the Internal Revenue Code of 1986, as amended, severance payments shall be paid so as result in the maximum benefit being payable to the Executive; provided, however, that the Company will not reimburse the Executive for any excise taxes.

ITEM 9.01	EXHIBITS

99.1	Amendment No.1 of Second Amended and Restated Change in Control Severance Agreement with Eric Balzer
99.2	Amendment No.1 of Change in Control Severance Agreement with Pete Zimmer
99.3	Change in Control Severance Agreement with Gery Richards
99.4	Change in Control Severance Agreement with Ying Shiau

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMTRON INTERNATIONAL CORPORATION

/s/ Gery E. Richards

Gery E. Richards

Chief Financial Officer

(Principal Accounting Officer and

Duly Authorized Officer of the

Registrant)

Dated: June 19, 2012